Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (“Agreement”) is made by and between David M. Anderson (the “Executive”) and InsPro Technologies Corporation, a Delaware corporation (the “Corporation”). Each of the Executive and the Corporation hereafter may be referred to as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Executive was employed by the Corporation pursuant to that certain employment agreement between the Parties dated October 9, 2017 (the “Employment Agreement”);

WHEREAS, the Executive wishes to resign his employment with the Corporation effective November 2, 2018 (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that each of the Parties may have against the other Party, including, but not limited to, any and all claims arising out of or in any way related to the Executive’s employment with or separation from the Corporation.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Corporation and the Executive hereby agree as follows:

1.            Effective Date.    The Executive understands that this Agreement will be null and void if not executed by the Executive within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after the Executive signs this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

2.            Resignation; Waiver of Notice Period.    As of the Termination Date, the Executive hereby irrevocably and voluntarily resigns from his position as Chief Executive Officer of the Corporation and, effective as of the Termination Date, shall cease to hold any position or office with the Corporation, including as an officer or director of the Corporation. Following the Termination Date, the Executive shall have no further obligation or authority to perform duties and functions on behalf of the Corporation and shall refrain from performing such duties or functions. The Corporation hereby waives the thirty (30) -day notice period otherwise applicable pursuant to Section 6(a)(v) of the Employment Agreement.  The Executive agrees to provide reasonable assistance to the Corporation in connection with the transition of the Executive’s duties to the Executive’s successor. The Corporation shall pay the Executive for the Executive’s time incurred to comply with this provision at a reasonable per diem or per hour rate to be mutually determined by the Executive and the Corporation.

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3.            Consideration.

a.              Payment.    The Corporation agrees to pay the Executive continuing payments of severance pay at a rate equal to the Executive’s base salary rate, as in effect on the Termination Date ($31,667.00 per month), for three (3) months from the Termination Date in accordance with the Corporation’s normal monthly payroll practices. The first monthly payment will be made within forty-five (45) days following the Termination Date and the first payment will include unpaid installments for the period from the Termination Date to the first payment date.

b.             COBRA.    The Corporation will reimburse the Executive monthly for the payments the Executive makes for COBRA (as hereafter defined) coverage for the period beginning on December 1, 2018 and ending February 28, 2019, provided the Executive timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Corporation will make such COBRA reimbursements to the Executive consistent with the Corporation’s normal expense reimbursement policy, provided that the Executive submits documentation to the Corporation substantiating the Executive’s payments for COBRA coverage. The COBRA health care continuation coverage period under section 4980 of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently with the COBRA reimbursement period under this subsection (b).

c.              Relocation Expenses.    The Corporation agrees to waive the Executive’s obligation to repay to the Corporation the relocation benefits paid to the Executive, as set forth in Section 5(d) and Exhibit A of the Employment Agreement.

4.            Benefits.    The Executive’s health insurance benefits will cease on November 30, 2018, subject to the Executive’s right to continue the Executive’s health insurance under COBRA. The Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, will cease as of the Termination Date.

5.            Payment of Salary and Receipt of All Benefits.    The Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Corporation has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, equity, severance, outplacement costs, fees, reimbursable expenses, and any and all other benefits and compensation due to the Executive. For the avoidance of doubt, the Executive acknowledges that he shall not be eligible to receive a restricted stock award, as set forth in Section 5(f) of the Employment Agreement, or a Change of Control bonus, as set forth in Section 5(e) of the Employment Agreement.

6.            Return of Corporation Property.    All documents, records, data, equipment (including, without limitation, any computer or computers, any electronic storage device, computer hard drives, flash drives, discs and the like), Corporation charge or credit cards, any Corporation electronic communication devices (including cellular telephones, BlackBerry®, PDA and the like) and other physical property which were furnished to the Executive by the Corporation (collectively, the “Corporation Property”) will be and remain the sole property of the Corporation. The Executive represents that the Executive has returned all Corporation Property to the Corporation.

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7.            Waiver of Non-Competition Provisions of Employment Agreement.    The Corporation hereby waives all of its rights to enforce the provisions of Section 12(a) of the Employment Agreement against the Executive and hereby affirms that the Executive shall not be subject to the provisions of Section 12(a) following the Effective Date. The Executive agrees to comply with the restricted covenants and agreements set forth in Sections 11 and 12 (other than Section 12(a) as set forth above) of the Employment Agreement.

8.             Executive Release of Claims.    In consideration for the payments described in Section 3 above, and for other valuable consideration, the Executive, on behalf of himself and his heirs, executors and assigns, hereby waives all claims available under federal, state or local law against the Corporation and the directors, officers, employees, employee benefit plans and agents of the Corporation arising out of the Executive’s employment with the Corporation or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, and the Pennsylvania Whistleblower Law, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. In addition to all other claims released for the payments described in Section 3, the Executive hereby waives all claims available against the Corporation and the directors, officers, employees, employee benefit plans and agents of the Corporation arising out of the Executive’s employment with the Corporation or the termination of that employment under the Age Discrimination in Employment Act (the “ADEA”) and the Older Workers Benefit Protection Act. The Executive is not waiving his right to vested benefits under the written terms of the Corporation’s 401(k) Plan, claims for unemployment or workers’ compensation benefits, any medical claim incurred during the Executive’s employment that is payable under applicable medical plans or an employer-insured liability plan, claims arising after the date on which the Executive signs this Agreement, or claims that are not otherwise waivable under applicable law.

The Corporation and the Executive agree that the release set forth in this Section 8 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or specified under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, the Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Corporation (with the understanding that any such filing or participation does not give the Executive the right to recover any monetary damages against the Corporation; the Executive’s release of claims herein bars the Executive from recovering such monetary relief from the Corporation).

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9.             Acknowledgment of Waiver of Claims under ADEA.    The Executive acknowledges that the Executive is waiving and releasing any rights that the Executive may have under the ADEA, and that this waiver and release is knowing and voluntary. The Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. The Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (a) the Executive should consult with an attorney prior to executing this Agreement; (b) the Executive has twenty-one (21) days within which to consider this Agreement; (c) the Executive has seven (7) days following the Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement will not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event the Executive signs this Agreement and returns it to the Corporation prior to the expiration of the twenty-one (21) -day period identified above, the Executive hereby acknowledges that the Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

10.          General Waiver & Release By the Corporation.    The Corporation, for and in consideration of the undertakings of the Executive set forth herein, hereby releases and forever discharges the Executive of and from any and all actions and causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Corporation ever had, now has, or which the Corporation may have, by reason of any matter, cause or thing whatsoever, from the beginning of the Executive’s employment with the Corporation and its affiliates up to and including the date on which the Corporation signs this Agreement, arising from or relating to any and all acts, events and omissions relating to the Executive’s employment with the Corporation, the termination of his employment relationship with the Corporation and its affiliates, or his service or status as (one or more of) an agent, officer, director and/or employee of the Corporation and its affiliates, including, but not limited to, any claims, whether known or unknown, which have been asserted, could have been asserted or could be asserted now or in the future, including any claims under any federal, state or local laws (“Released Claims”). Released Claims will not include any claims arising from the willful misconduct, misrepresentation or fraud of the Executive.

11.          No Pending or Future Lawsuits.    Each Party represents that such Party has no lawsuits, claims, or actions pending in such Party’s name, or on behalf of any other person or entity, against the other Party. Each Party also represents that such Party does not intend to bring any claims on behalf of such Party or on behalf of any other person or entity against the other Party.

12.           Executive and Mutual Covenants.

a.              Confidential Information.    The Executive represents and warrants that the Executive has not breached the Executive’s obligations to the Corporation under the provisions of Section 10 of the Employment Agreement (the “Confidentiality Provisions”). The Executive understands and agrees that the Executive’s obligations to the Corporation under the Confidentiality Provisions survive the termination of the Executive’s relationship with the Corporation pursuant to this Agreement.

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b.             Confidentiality of Terms.    The Parties agree, on their own behalf and on behalf of their representatives, to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, the Executive may disclose the Separation Information only to the Executive’s immediate family members, the Executive’s attorney(s), and the Executive’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. The Executive agrees that the Executive will not publicize, directly or indirectly, any Separation Information. The Corporation may disclose the Separation Information to certain of its employees who need to know, its board members, its accountants, lawyers, tax advisors or preparers, or other advisors who need to know, each of whom shall be required to maintain the confidentiality of the Separation Information.

c.              Non-disparagement.    The Executive agrees that he will not, either directly or indirectly, hereafter make any defamatory, negative or denigrating comments of any type or nature whatsoever about the Corporation (or the Corporation’s employees, officers, directors, agents, consultants, affiliates, investors or business partners) to anyone. The Corporation agrees that it will direct its officers and directors to not, either directly or indirectly, hereafter make any defamatory, negative or denigrating comments of any type or nature whatsoever about the Executive to anyone.

13.          Reports to Government Entities.    Nothing in this Agreement, including Section 12, restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (each a “Regulator” and, collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, the Executive is waiving the Executive’s right to receive any individual monetary relief from the Corporation or any others covered by Section 8 (Executive Release of Claims) resulting from such claims or conduct, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief the Corporation will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit the Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Executive does not need the prior authorization of the Corporation to engage in conduct protected by this Section 13, and the Executive does not need to notify the Corporation that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

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14.          Breach.    The Parties agree and acknowledge that upon breach by either Party of this Agreement, including the covenants contained in Section 12, the other Party would sustain irreparable harm, and, therefore, they agree that in addition to any other remedies that they may have under this Agreement or otherwise, each Party shall be entitled to obtain equitable relief, including specific performance and injunctive relief, restraining the other Party from committing or continuing any such breach or directing such Party to perform its obligations pursuant to this Agreement.

15.          Costs.    The Parties will each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16.          Indemnification.    Each Party agrees to indemnify and hold harmless the other Party from and against any and all loss, costs, damages, or expenses, including, without limitation, reasonable attorneys’ fees or expenses incurred by the other Party arising out of the material breach of this Agreement by such Party, or from any materially false representation made herein by such Party, or from any action or proceeding that may be commenced, prosecuted, or threatened by such Party or for such Party’s benefit, upon such Party’s initiative, direct or indirect, contrary to the provisions of this Agreement. Each Party further agrees that in any such action or proceeding, this Agreement may be pled by the other Party as a complete defense or may be asserted by way of counterclaim or cross-claim.

17.          Authority.    The Corporation represents and warrants that the undersigned has the authority to act on behalf of the Corporation and to bind the Corporation and all who may claim through it to the terms and conditions of this Agreement. The Executive represents and warrants that the Executive has the capacity to act on his own behalf and on behalf of all who might claim through the Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18.          No Representations.    The Executive represents that the Executive has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

19.          Severability.    In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.

20.          Attorneys’ Fees.    Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect such Party’s rights under this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

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21.          Entire Agreement.    This Agreement represents the entire agreement and understanding between the Corporation and the Executive concerning the subject matter of this Agreement and the Executive’s employment with and separation from the Corporation and the events leading thereto and associated therewith and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and the Executive’s relationship with the Corporation.

22.           No Oral Modification.    This Agreement may only be amended in a writing signed by the Parties.

23.          Governing Law.    This Agreement will be governed by the laws of the State of Delaware, without regard for its choice-of-law provisions. The Parties consent to personal and exclusive jurisdiction and venue in the State of Delaware.

24.          Counterparts.    This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the Parties.

25.          Waiver.    The failure of either Party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either Party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

26.          Withholding.    All payments under this Agreement shall be made subject to applicable tax withholding, and the Corporation shall withhold from any payments under this Agreement all federal, state and local taxes as the Corporation is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

27.          Section 409A.    This Agreement is intended to comply with section 409A of the Code and the regulations thereunder (“Section 409A”), or an exemption, and the provisions of this Section shall apply notwithstanding any provisions of this Agreement to the contrary. Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. With respect to any payments that are subject to Section 409A, in no event shall the Executive, directly or indirectly, designate the calendar year of a payment. With respect to any payments that are subject to Section 409A, in no event shall the timing of the Executive’s execution of this Agreement, directly or indirectly, result in the Executive designating the calendar year of payment of any amount set forth in Section 3 above, and if a payment of any amount set forth in Section 3 above is subject to Section 409A and could be made in more than one taxable year, based on timing of the execution of this Agreement, payment shall be made in the later taxable year. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. The Executive bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes that may result from an amount paid contrary to the provisions of section 409A of the Code or comparable provisions of any applicable state or local income tax laws.

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28.          Voluntary Execution of Agreement.    Each Party understands and agrees that such Party executed this Agreement voluntarily, without any duress or undue influence on the part or on behalf of the other Party or any third party, with the full intent of releasing all of such Party’s claims against the other Party. The Executive acknowledges that:

a.              The Executive has read this Agreement;

b.             The Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has elected not to retain legal counsel;

c.             The Executive understands the terms and consequences of this Agreement and of the releases it contains; and

d.             The Executive is fully aware of the legal and binding effect of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: 11/2/18	Executive: /s/ David M. Anderson
David M. Anderson, an individual

Dated: 11/2/18	Corporation: InsPro Technologies Corporation

By:	/s/ Anthony R. Verdi
Name:	Anthony R. Verdi
Title:	CEO

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